Exhibit 99.1

New Fortress Energy Announces $800 Million Term Loan Facility

NEW YORK -- New Fortress Energy LLC (NASDAQ: NFE) (“New Fortress” or the “Company”) announced today that it has executed a fully committed $800 million term loan facility (the “Term Loan Facility”) provided by certain funds and accounts managed by affiliates of Apollo Global Management, Inc. (together with its consolidated subsidiaries, “Apollo”) (NYSE: APO).

The Term Loan Facility has a three-year term, and loans issued under the facility will bear interest at an annual rate equal to LIBOR plus 6.25%, subject to a 1.50% LIBOR floor and annual increases in the interest rate spread.

Net proceeds of the loan will be used to fund the development and construction of New Fortress’s energy infrastructure projects around the world, and to repay the Company’s existing $500 million term loan facility in full.

“This transaction provides additional capital for us to continue to build LNG terminals and infrastructure around the world.” said New Fortress Chairman and CEO Wes Edens. “Our investments in new terminals and modern power infrastructure bring significant economic and environmental benefits to customers. Apollo has a great track record of success with funding innovative projects around the world, and we’re excited to have their support.”

Apollo is a leading global alternative investment manager with approximately $323 billion of assets under management as of September 2019 in credit, private equity and real assets funds invested across a core group of nine industries where Apollo has considerable knowledge and resources.

“Apollo is pleased to support the growth of New Fortress Energy, a market-leader that is having a tangible impact on driving the transition to clean energy and whose business strategy closely aligns with our ESG commitment and goals," said James Zelter, Co-President of Apollo.  "Over the last decade, Apollo has built one of the largest alternative credit businesses in the world, with more than $200 billion of Assets Under Management invested across a diverse spectrum of more than 20 different strategies. This transaction represents the type of creative financial solutions Apollo is uniquely qualified to deliver.”

This news release is neither an offer to sell nor a solicitation of an offer to sell any of the securities of New Fortress, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The closing of the Term Loan Facility is subject to the satisfaction of customary closing conditions.

About New Fortress Energy LLC

New Fortress Energy is a global energy infrastructure company founded to help accelerate the world’s transition to clean energy. The company funds, builds and operates natural gas infrastructure and logistics to rapidly deliver fully integrated, turnkey energy solutions that enable economic growth, enhance environmental stewardship and transform local industries and communities. New Fortress Energy is majority-owned by a fund managed by an affiliate of Fortress Investment Group.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” including the expected closing of the Term Loan Facility; the Company’s ability to use the proceeds of the Term Loan Facility to develop and construct energy infrastructure projects around the world; the Company’s ability to assist markets to transition from oil-based fuels to cleaner and more affordable fuels; the expected cost and environmental savings in such additional markets or on behalf of our customers. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risk that we will be unable to enter into contracts to serve additional markets on terms acceptable to us or at all, the risk that any additional markets or customers we serve will not realize cost or environmental benefits from the natural gas we provide, the risk that our construction or commissioning schedules will take longer than we expect or will not be achieved. Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the prospectus included in the registration statement filed with the SEC in connection with the Company’s annual and quarterly reports filed with the SEC, which could cause its actual results to differ materially from those contained in any forward-looking statement.

Contact:

IR:
Alan Andreini
(212) 798-6128
aandreini@fortress.com

Joshua Kane
(516) 268-7455
jkane@newfortressenergy.com

Media:
Jake Suski
(516) 268-7403
press@newfortressenergy.com